STOCK PURCHASE AND SHARE EXCHANGE AGREEMENT

by and among

FAMILY HEALTHCARE SOLUTIONS, INC.,

a Nevada Corporation,

THE SHAREHOLDERS OF FAMILY HEALTHCARE SOLUTIONS, INC. LISTED ON SCHEDULE 3.3,

MEGA MEDIA GROUP, INC.

a New York Corporation,

and

THE SHAREHOLDERS AND NOTE HOLDERS OF MEGA MEDIA GROUP, INC. LISTED ON SCHEDULE 3.2

effective as of May 2, 2007

i

ii

iii

STOCK PURCHASE AND SHARE EXCHANGE AGREEMENT

THIS STOCK PURCHASE AND SHARE EXCHANGEAGREEMENT (the “Agreement”), is made and entered into this 2nd day of May 2007, by and among Family Healthcare Solutions, Inc., a Nevada corporation with its principal place of business located at Via Simon Bolivar Edificio El Congrejo, Officina 22, Panama 0818-0031 (“FHCS"); the FHCS shareholders listed on Schedule 3.3 attached hereto and made a part hereof (“FHCS Shareholders”); Mega Media Group, Inc., a New York Corporation with its principal places of business located at 598 Broadway, 3rd Floor, New York, NY 10012 and 1122 Coney Island Avenue, Suite 210, Brooklyn, New York 11230 ("Mega Media”) and the Mega Media shareholders and note holders listed on Schedule 3.2 attached hereto and made a part hereof (separately, “MM Shareholders” or “MM Note Holders”) (collectively, Mega Media, the MM Shareholders and MM Note Holders shall be known as the “MM Group”).

Premises

A.           This Agreement provides for the acquisition of 100% of the issued and outstanding capital stock of Mega Media owned by the MM Shareholders, making Mega Media a wholly owned subsidiary of FHCS, in exchange for the issuance by FHCS to the MM Shareholders and MM Note Holders of 49,990,406 shares of FHCS common stock, par value $.001 per share, which shall constitute 68.50% of FHCS’s issued and outstanding fully diluted common stock after the transaction is closed.

B.           The boards of directors of FHCS and Mega Media have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

C.           The parties desire that the exchange qualify as a tax free exchange meeting the requirements of Article 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF FHCS

As an inducement to and to obtain the reliance of Mega Media, FHCS represents and warrants as follows:

Section 1.1                                Organization.  FHCS is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of FHCS's articles of incorporation or bylaws.  FHCS has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2                                Capitalization.  The authorized capitalization of FHCS consists of 100,000,000 shares of common stock, par value $.001 per share, and no preferred stock.  As of the date hereof, FHCS has 33,959,961 common shares issued and outstanding.  All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.  FHCS has no other securities, warrants, options or any rights to acquire securities of FHCS, as applicable, authorized or issued, and FHCS is not a party to any agreement, arrangement or understanding pursuant to which FHCS has agreed to issue securities, warrants, options or rights to acquire securities of FHCS, as applicable.

Section 1.3                                Subsidiaries.   FHCS has no subsidiaries.

Section 1.4                                Tax Matters; Books and Records.

(a)  The books and records, financial and others, of FHCS are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)  FHCS has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties).

(c)  FHCS shall pay all outstanding liabilities of FHCS prior to the Closing as set forth in Schedule 1.4.

Section 1.5                                Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting FHCS or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of FHCS.  FHCS is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.6                              Material Contract Defaults.   FHCS is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which has, individually or in the aggregate, a material adverse effect on the business, operations, properties, assets, financial condition or operating results of FHCS, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment which has, individually or in the aggregate, a material adverse effect on the business, operations, properties, assets, financial condition or operating results of FHCS in respect of which FHCS has not taken adequate steps to prevent such a default from occurring.

            Section 1.7                                Information.  The information concerning FHCS as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

            Section 1.8                                Title and Related Matters. FHCS has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  FHCS owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with FHCS’s business.   No third party has any right to, and FHCS has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of FHCS or any material portion of its properties, assets or rights.

            Section 1.9                                Contracts. On the closing date:

(a)  There are no material contracts, agreements, franchises, license agreements, or other commitments to which FHCS is a party or by which it or any of its properties are bound;

(b)  FHCS is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as FHCS can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of FHCS; and

(c)  FHCS is not a party to any material oral or written: (I) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii)  agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.

            Section 1.10                                Compliance with Laws and Regulations. To the best of FHCS’s knowledge and belief, FHCS has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of FHCS or would not result in FHCS incurring material liability.

            Section 1.11                                Approval of Agreement. The directors of FHCS have authorized the execution and delivery of this Agreement and have approved the transactions contemplated.

            Section 1.12                                Material Transactions or Affiliations.  There are no material contracts or agreements of arrangement between FHCS and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of FHCS and which is to be performed in whole or in part after the date hereof.  FHCS has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.13                              No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement, and any other agreement, documents and instruments related to the transactions contemplated herein by FHCS does not and will not (i) violate any provision of the Charter Documents of FHCS, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation that FHCS is a party or by which FHCS or any of its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property of FHCS under any agreement or any commitment to which FHCS is a party or by which FHCS is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to FHCS or any FHCS shareholder, or by which any property or asset of FHCS or any of its subsidiaries, if applicable, are bound or affected, except, in all cases other than violations pursuant to clauses (i) and (iv) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect.  The business of FHCS is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect.

Section 1.14                                Governmental Authorizations. FHCS has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by FHCS of this Agreement and the consummation of the transactions contemplated hereby.

Section 1.15                                SEC Reporting and Compliance.

(a)  FHCS represents and warrants that it filed a registration statement under the Exchange Act on Form 10-SB (File No. 000-28881) which became effective.  For the previous five years, FHCS has filed with the SEC all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act (collectively, the “FHCS SEC Documents”).  FHCS has not filed with the SEC a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)           None of the FHCS SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)           Except as set forth on Schedule 1.16, FHCS has not filed, and nothing has occurred with respect to which FHCS would be required to file, any report on Form 8-K since April 23, 2007 and Form 10-KSB or 10-QSB since February 14, 2007.  Prior to and until the Closing, FHCS will provide to ASI copies of any and all amendments or supplements to the FHCS SEC Documents filed with the Commission since April 23, 2007 and all subsequent registration statements and reports filed by FHCS subsequent to the filing of the FHCS SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the FHCS with the Commission or delivered to the stockholders of FHCS.

(d)           FHCS is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)           The shares of FHCS common stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “FHCS” and FHCS is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the FHCS stock.

(f)           Between the date hereof and the Closing Date, FHCS shall continue to timely satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board including, but not limited to the timely filing of notices required by Rule 10b-17 under the Securities Act.

(g)           To the best knowledge of FHCS, FHCS has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

(h)           FHCS is not a “blank check company” subject to the requirements of Rule 419 of the Securities Act.

Section 1.16                                Financial Statements. The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the FHCS SEC Documents (the “FHCS Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the FHCS, and (iii) present fairly in all material respects the financial condition of the FHCS at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

The financial statements included in the Annual Report on Form 10-KSB for the fiscal years ended September 30, 2006, 2005 and 2004, are as audited by, and include the related opinions of FHCS’s independent certified public accountants.  The financial information included in the Quarterly Reports on Form 10-QSB for the quarter ended December 31, 2006 is unaudited, but reflects all adjustments (including normally recurring accounts) that FHCS considers necessary for a fair presentation of such information and has been prepared in accordance with generally accepted accounting principles, consistently applied.

Section 1.17                                No General Solicitation or Advertising. In issuing FHCS common stock under this Agreement, neither FHCS nor anyone acting on its behalf has offered to sell the FHCS common stock by any form of general solicitation or advertising.

Section 1.18                                Questionable Payments and Off-Balance Sheet Arrangements. Neither FHCS nor any director, officer or, to the best knowledge of FHCS, agent, employee or other person associated with or acting on behalf of FHCS, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; made any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 1.19                                Indebtedness.  The Financial Statements set forth as of the dates and periods indicated on such form and financial statements, all outstanding secured and unsecured Indebtedness of FHCS, as applicable, or for which FHCS, as applicable, has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $5,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in FHCS’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $5,000 due under leases required to be capitalized in accordance with GAAP.  Except as set forth on Schedule 1.19, FHCS is not in default with respect to any Indebtedness.

Section 1.20                        Absence of Certain Developments. Except as may be disclosed in the Schedules, FHCS has not:

(a)  issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

(b)  borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of FHCS’s business;

(c)  made capital expenditures or commitments therefor that aggregate in excess of $10,000;

(d)  discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

(e)  declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(f)  sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(g)  sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to PCLP or its representatives;

(h)  suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(i)  made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(j)  made capital expenditures or commitments therefor that aggregate in excess of $10,000;

(k)  entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

(l)  made charitable contributions or pledges in excess of $10,000;

(m)  suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(n)  experienced any material problems with labor or management in connection with the terms and conditions of their employment;

(o)  effected any two or more events of the foregoing kind which in the aggregate would be material to the FHCS; or

(p)  entered into an agreement, written or otherwise, to take any of the foregoing actions.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF MEGA MEDIA

As an inducement to, and to obtain the reliance of FHCS, Mega Media represents and warrants as follows:

Section 2.1                                Organization.  Mega Media is a corporation duly organized, validly existing and in good standing under the laws of New York and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the attached Schedules are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Mega Media's certificate of incorporation or bylaws.  Mega Media has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2                                Capitalization.  Mega Media’s authorized capitalization consists of 90,000,000 shares, consisting of (a) 70,000,000 shares of common stock, par value $.001 per share, of which 5,327,446 are issued and outstanding as of the date hereof, and (b) 20,000,000 shares of preferred stock, $.001 par value per share, of which 14,492,000 are issued and outstanding as of the date hereof.  All issued and outstanding common and preferred shares have been legally issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person.  Except as disclosed on Schedule 2.2, Mega Media has no other securities, warrants or options authorized or issued.

Section 2.3                                Subsidiaries.  Mega Media has the following subsidiaries:

▪	Mega Media Studios, Inc.
▪	Mega Media Records, Inc. d/b/a Skeleton Key Media
▪	Mega Media Film, Inc.
▪	Mega Media Sports Entertainment, Inc.
▪	VSE Magazine, Inc.
▪	Echo Broadcasting Group, Inc.

Section 2.4                                Tax Matters; Books and Records.

(a)  Mega Media’s books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

(b)  Except as disclosed in Schedule 2.4, Mega Media has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)  Mega Media shall remain responsible for all debts incurred prior to the closing.

Section 2.5                                Information.  The information concerning Mega Media as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.6                                Title and Related Matters.  Mega Media has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances.  Except as set forth in the attached Schedules, Mega Media owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Mega Media's business.  Except as set forth in the attached Schedules, no third party has any right to, and Mega Media has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Mega Media or any material portion of its properties, assets or rights.

Section 2.7                                Litigation and Proceedings.  There are no actions, suits or proceedings pending or threatened by or against or affecting Mega Media, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Mega Media.  Mega Media does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.8                                Contracts. On the Closing Date:

(a)  Except as disclosed on Schedule 2.8, there are no material contracts, agreements, franchises, license agreements, or other commitments to which Mega Media is a party to or by which it or any of its subsidiaries or properties are bound;

(b)  Except as disclosed on Schedule 2.8, Mega Media is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Mega Media can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Mega Media; and

(c)  Except as disclosed on Schedule 2.8, Mega Media is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

Section 2.9                                No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Mega Media is a party or to which any of its properties or operations are subject.

Section 2.10                                Material Contract Defaults.  To the best of Mega Media's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Mega Media, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Mega Media has not taken adequate steps to prevent such a default from occurring.

Section 2.11                                Governmental Authorizations. To the best of Mega Media’s knowledge, Mega Media has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Mega Media of the transactions contemplated hereby.

Section 2.12                                Compliance with Laws and Regulations.  To the best of Mega Media's knowledge and belief, Mega Media has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Mega Media or would not result in Mega Media's incurring any material liability.

Section 2.13                                Insurance.  All of Mega Media’s insurable properties are insured for Mega Media‘s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

Section 2.14                                Approval of Agreement.  The directors of Mega Media have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.

Section 2.15                                Material Transactions or Affiliations.  As of the Closing Date, there will exist no material contract, agreement or arrangement between Mega Media and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Mega Media to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Mega Media and which is to be performed in whole or in part after the date hereof except with regard to an agreement with the Mega Media shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income.  Mega Media has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE III
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1                                Share Exchange/Delivery of Mega Media Securities.  On the Closing Date, as set forth on Schedule 3.2, the holders of all of the Mega Media (i) common shares, consisting of 5,327,446 shares of common stock, par value $.001 per share; (ii) preferred shares, consisting of 14,417,000 shares of preferred stock, par value $.001 per share; and (iii) convertible notes in the sum of $877,000, shall deliver to FHCS certificates or other documents evidencing all of the issued and outstanding Mega Media common and preferred shares, endorsed in blank or with executed power attached thereto in transferable form, and conversion notices evidencing full satisfaction of the notes.  On the Closing Date, all previously issued and outstanding common and preferred shares and convertible notes of Mega Media shall be transferred to FHCS, so that Mega Media shall become a wholly-owned subsidiary of FHCS.

Section 3.2                                Issuance of FHCS Shares.  In exchange for all of the Mega Media common and preferred shares and convertible notes tendered pursuant to Section 3.1, FHCS shall issue to the MM Shareholders set forth on Schedule 3.2 a total of 49,990,406 newly issued shares of FHCS’s common stock, par value $.001 per share, which shall constitute an aggregate of 68.50% of FHCS’s issued and outstanding fully diluted common stock after the transaction is closed, as follows:

(a)  Each share of Mega Media common stock (5,327,446 shares in the aggregate) converts into 3.386064 newly issued shares of FHCS common stock for an aggregate of 18,039,073 shares of FHCS common stock;

(b)  Each share of Mega Media preferred stock (14,417,000 shares in the aggregate) converts into 2 newly issued shares of FHCS common stock for an aggregate of 28,834,000 shares of FHCS common stock; and

(c)  The convertible notes in the sum of $877,000 will be converted into an aggregate of 3,117,333 shares of FHCS common stock based on the conversion price set forth in the notes and on Schedule 3.2.

To avoid the issuance of fractional shares of common stock, FHCS will issue an additional share to all holders of a fractional share .50 or greater and no additional shares shall be issued to a holder of a fractional share less than .50.  All of the above shares are restricted in accordance with Rule 144 of the 1933 Securities Act.

Section 3.3                                Additional Consideration. At Closing and as a condition to Closing, the FHCS shareholders set forth on Schedule 3.3 agree to cancel an aggregate of 13,161,033 shares of FHCS common stock issued and outstanding.

Section 3.4                                Present Liabilities of FHCS.  Subsequent to closing, the liabilities and obligations of FHCS set forth on Schedule 3.4 shall remain liabilities of FHCS.  In addition, the present officers and directors of FHCS shall be released from any and all liabilities related thereto.

Section 3.5                                Events Prior to Closing.  Upon execution hereof or as soon thereafter as practical, management of FHCS and Mega Media shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 3.6                                Closing.  The closing of the transactions contemplated by this Agreement shall be on the date and at the time the exchange documents are filed with the New York and Nevada Secretary’s of State in accordance with applicable laws ("Closing" or “Closing Date”).

Section 3.7                                Termination.

(a)  This Agreement may be terminated by the board of directors or majority interest of Shareholders of either FHCS or Mega Media, respectively, at any time prior to the Closing Date if:

(i)
there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)	any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to Paragraph (a) of this Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)  This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of FHCS if Mega Media shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Mega Media contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Mega Media.  If this Agreement is terminated pursuant to Paragraph (b) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)  This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Mega Media if FHCS shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of FHCS contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to FHCS.  If this Agreement is terminated pursuant to Paragraph (c) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of Section 3.5, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

Section 3.8                                Directors of FHCS After Acquisition.  Upon execution of this Agreement, in the form of Schedule 3.8, Teodoro F. Franco shall deliver to FHCS his resignation from the Board of Directors of FHCS which is effective on a date that is 10 calendar days after FHCS mails an Information Statement prepared pursuant to Rule 14f-1 relating to this Agreement and the following people shall be appointed to the Board of Directors of FHCS: Aleksandr Shvarts (Chairman), Dr. Lev Paukman, David Kokakis, Eric Schwartz and Elan Kaufman.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

Section 3.9                                Officers of FHCS.  Upon the Closing, the following people shall be appointed as officers of FHCS:

Name	Office

Aleksandr Shvarts	Chief Executive Officer
David Kokakis	Acting President and Chief Operating Officer
Gennady Pomeranets	Chief Financial Officer and Treasurer
Eric Schwartz	Vice President

ARTICLE IV
SPECIAL COVENANTS

Section 4.1                                Access to Properties and Records.  Prior to Closing, FHCS and Mega Media will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

Section 4.2                                Availability of Rule 144.  FHCS and MM Shareholders holding "restricted securities", as that term is defined in Rule 144 of the 1933 Securities Act will remain as “restricted securities”.  FHCS is under no obligation to register such shares under the Securities Act, or otherwise. The stockholders of FHCS and Mega Media holding restricted securities of FHCS and Mega Media as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein.

The covenants set forth in this Section 4.2 shall survive the Closing and the consummation of the transactions herein contemplated.

Section 4.3                                Special Covenants and Representations Regarding the FHCS Common Shares to be Issued in the Exchange.  The consummation of this Agreement, including the issuance of the FHCS Common Shares to the Shareholders of Mega Media as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes.  Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Mega Media Shareholders acquire such securities.

Section 4.4                                Third Party Consents.  FHCS and Mega Media agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.5                                Actions Prior to and Subsequent to Closing.

(a)  From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, FHCS and Mega Media will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;
(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and
(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.

(b)  From and after the date of this Agreement until the Closing Date, FHCS will not, without the prior consent of Mega Media:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;
(ii)	declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;
(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;
(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or
(v)	purchase or redeem any Common Shares.

Section 4.6                                 Indemnification.

(a)  FHCS hereby agrees to indemnify Mega Media, each of the officers, agents and directors and current shareholders of Mega Media as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)  Mega Media hereby agrees to indemnify FHCS, each of the officers, agents, directors and current shareholders of FHCS as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF FHCS

The obligations of FHCS under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1                                Accuracy of Representations.  The representations and warranties made by Mega Media in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Mega Media shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Mega Media prior to or at the Closing.  FHCS shall be furnished with a certificate, signed by a duly authorized officer of Mega Media and dated the Closing Date, to the foregoing effect.

Section 5.2                                Director Approval.  The Board of Directors of FHCS shall have approved this Agreement and the transactions contemplated herein.

Section 5.3                                Officer's Certificate.  FHCS shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Mega Media to the effect that: (a) the representations and warranties of Mega Media set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Mega Media has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Mega Media on the attached Schedules, Mega Media has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Mega Media, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Mega Media Schedules, by or against Mega Media which might result in any material adverse change in any of the assets, properties, business or operations of Mega Media.

Section 5.4                                No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Mega Media.

Section 5.5                                Other Items.  FHCS shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as FHCS may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF MEGA MEDIA

The obligations of Mega Media under this Agreement are subject to the satisfaction, at or before the Closing Date (unless otherwise indicated herein), of the following conditions:

Section 6.1                                Accuracy of Representations.  The representations and warranties made by Mega Media in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and FHCS shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by FHCS prior to or at the Closing.  Mega Media shall have been furnished with a certificate, signed by a duly authorized executive officer of FHCS and dated the Closing Date, to the foregoing effect.

Section 6.2     Director Approval.  The Board of Directors of Mega Media shall have approved this Agreement and the transactions contemplated herein.

Section 6.3                                Officer's Certificate.  Mega Media shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of FHCS to the effect that:  (a) the representations and warranties of FHCS set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) FHCS has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

Section 6.4                                No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of FHCS.

Section 6.5                                1934 Exchange Act Compliance.  Prior to the Closing Date, FHCS shall file its quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2007.

Section 6.6                                Cancellation of Outstanding Options, Warrants, Rights, Etc.  Prior to the Closing Date, as applicable, FHCS shall cancel all outstanding stock options, rights or commitments to issue shares of FHCS common or preferred stock, warrants and convertible notes, and warrants that there shall be no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities issued or outstanding unless they are controlled by the MM Group.

Section 6.7                                Cancellation of Voting Trusts.  Prior to the Closing Date, as applicable, FHCS shall cancel all voting trusts, agreements or arrangements among any of the beneficial holders of FHCS common or preferred stock affecting the nomination or election of directors or the exercise of the voting rights of FHCS common or preferred stock.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                Brokers and Finders.  Each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.2                                Law, Forum and Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, United States of America.

Section 7.3                                Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to FHCS:	Family Healthcare Solutions, Inc. Attn. Teodoro F. Franco, CEO Via Simon Bolivar Edificio El Congrejo, Officina 22, Panama 0818-0031 Telephone: Fax:	With a Copy to:	Telephone: Fax:

If to Mega Media:	Mega Media Group, Inc. Attn. Aleksandr Shvarts, CEO 598 Broadway, 3rd Floor New York, NY 10012 Telephone: Fax:	With a Copy to:	Richard I. Anslow Anslow & Jaclin, LLP 195 Route 9 South Manalapan, NJ 07726 Telephone: (732) 409-1212 Fax: (732) 577-1188

To an FHCS Shareholder, MM Shareholder or MM Note Holder: the address set forth below or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 7.4                                Attorneys' Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.5                                Confidentiality.  Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 7.6                                Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.7                                Third Party Beneficiaries.   This contract is solely between FHCS and Mega Media and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.8                                Survival; Termination.  The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

Section 7.9                                Counterparts.  This Agreement may be executed by fax signature and in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed a single instrument.

Section 7.10                                 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a written consent by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or parties for whose benefit the provision is intended.

Section 7.11                                Expenses.  Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 7.12                                Headings; Context.  The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 7.13                                Benefit.  This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 7.14                                Public Announcements.  Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 7.15                                Severability.  In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 7.16                                Failure of Conditions; Termination.  In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will be liable for the other party’s legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 7.17                                No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 7.18                                Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 7.19                                Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.20                                Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

[Remainder of Page Intentionally Blank]

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	FAMILY HEALTHCARE SOLUTIONS, INC.

______________________________	By:	______________________________
	Name:	Teodoro F. Franco
	Title:	Chief Executive Officer

ATTEST:	MEGA MEDIA GROUP, INC.

______________________________	By:	______________________________
	Name:	Aleksandr Shvarts
	Title:	Chief Executive Officer

FHCS SHAREHOLDERS:

______________________________	DE VINCENTE & GONZALES By: ___________________________
Teodoro F. Franco	Name:
Address:
BRIC
By:____________________________
Name:
Address:

Mega Media Shareholders and Note Holders:

______________________________	______________________________
Aleksandr Shvarts	Dr. Lev Paukman
______________________________	______________________________
Alex Puzaitzer	Elan Kaufman
______________________________	______________________________
Boris Motovich	Eric Schwartz
______________________________	______________________________
Boris Tantsky	Gennady Pomeranets
______________________________	______________________________
Danny Vinokur	Richard Larson
______________________________	______________________________
David Kokakis, Esq.	Julia Milne

______________________________
Michael Koifman

FD IMPORT	MATRIX ALLIANCE
By:____________________________	By:____________________________
Name:	Name:
______________________________	______________________________
Andrey Anikeyev	Anna Paukman
______________________________	______________________________
Andrew Tavel	Charles Suitt
______________________________	______________________________
Galina Doldberg	Kiril Zadov
______________________________	______________________________
Igor Fruman	Michael Novakhov
______________________________	______________________________
Mikhail Buzukashvilli	Nicole Caracappa
______________________________	______________________________
Viktor Lushin	Vladimir Grjonko
______________________________	______________________________
Yevgeny Morgovsky	Yuri Pirag

A & G JEWELERS INC.
By:____________________________	______________________________
Name:	Yuriy Avezov

Schedule 2.2

Convertible Notes

Note Holder	Amount of Note	Date	Conversion Price
Danny Vinokur	$150,000	7/21/06	$0.30
David Kokakis	$444,455	10/31/06	$0.30
Alex Puzaitzer	$100,000	3/2/07	$0.25
Andrey Anikeyev	$100,000	10/10/06	$0.30
Andrey Anikeyev	$100,000	1/11/07	$0.25
Anna Paukman	$117,000	2/21/07	$0.25
Anna Paukman	$50,000	8/1/06	$0.30
Michael Koifman	$40,000	10/31/06	$0.30
Dr. Lev Paukman	$50,000	10/31/06	$0.30
Dr. Elan Kaufman	$74,000	2/22/07	$0.25
Dr. Elan Kaufman	$56,000	10/24/06	$0.30
Dr. Elan Kaufman	$30,000	11/16/06	$0.30
Total	$1,311,455

NIR Funding

On August 18, 2006, Edulink, Inc. entered into a Securities Purchase Agreement for a total subscription amount of $1,500,000 that included Stock Purchase Warrants (“Warrants”) and Callable Secured Convertible Notes (“Notes”) with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC (collectively, the “Investors”).  At that time, we were a subsidiary of Edulink but the reverse merger was subsequently rescinded as if we were never associated with Edulink.  At this time, we may or may not assume the debt and warrants as negotiations are under way to resolve the issue.  We have accounted for this as a contingent liability in our audited financial statements.

The initial funding of $200,000 was completed August 21, 2006 and second tranche of $200,000 completed November 28, 2006, of which we received net proceeds of $400,000. On each closing date, the following parties issued Notes as follows:

AJW Capital Partners, LLC invested $19,400;
AJW Offshore, Ltd. invested $118,000;
AJW Qualified Partners, LLC invested $60,000; and
New Millennium Capital Partners II, LLC invested $2,600.

The Notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing; and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty (120) days from the closing.

Under the terms of the Notes and Warrants, the Notes and Warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of Notes or unexercised portions of the Warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

The Investors received the following seven (7) year Warrants to purchase shares of our common stock, exercisable at $.01 per share:

AJW Capital Partners, LLC	4,850,000 warrants;
AJW Offshore, Ltd.	29,500,000 warrants;
AJW Qualified Partners, LLC	15,000,000 warrants; and
New Millennium Capital Partners II, LLC	650,000 warrants.

The Warrants are not subject to registration rights.

Schedule 2.4

Tax Matters, Books & Records

As of March 31, 2007, Mega Media’s unpaid payroll tax liability was $387,812.

Schedule 2.8

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following table summarizes our contractual obligations as of October 31, 2006, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

1.		Total	1yr	1-3yrs	3-5yrs
	Capital Leases	$74,520	$19,440	$55,080
	Operating Leases	$11,473,898	$2,417,690	$7,779,247	$1,276,961
	Equipment Loans	$64,745	$14,924	$49,821
		$11,613,163	$2,452,055	$7,884,146	$1,276,961

2.	On October 4, 2006 the Company has entered into a new lease agreement for various computer and office equipment, which expires on September 2010.

3.
Operating leases consist of various premises leases for our two offices and airtime lease with Island Broadcasting. The Company has an agreement (the "Agreement") with Island Broadcasting Company (the "Licensee") for airtime. Pursuant to the Agreement the Company has purchased airtime for the period November 1, 2005 to July 1, 2010. However, after July 1, 2006 the Licensee may terminate the Agreement upon 90 days' notice to the Company. Per the Agreement, the airtime is paid monthly. Airtime lease expense for 2006 was $2,072,929.

4.	The company has two equipment loans that carry 6.75% interest rate and mature in 2010 and 2011.

Employment Agreements

1.	David Kokakis: Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $150,000.

2.	Gennady Pomeranets: Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $60,000.

3.	Alex Shvarts : Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $180,000.

4.	Eric Schwartz: Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $180,000.

Real Property Leases

Mega Media leases 7,000 square feet of office space for its production, studios, and radio broadcasting facilities located at:

1122 Coney Island Avenue
Suites 205, 206 and 210
Brooklyn, NY 11230

There are two (2) leases:

Lease #1:
Term:                                        expires June 2007
Monthly Fee:                           $5,941.04
Option to Renew:                    for an additional three (3) years (to June 2010).

Lease #2:
Term:                                        expires February 28, 2009
Monthly Fee:                          $6,009.98

Mega Media also leases 5,500 square feet of office space located at:

598 Broadway, 3rd Floor
New York, NY  10012

There is one (1) lease:

Term:                                        expires April 18, 2016
Monthly Fee:                          $15,000

Schedule 3.2

Mega Media Shareholders and Note Holders

Shareholder	Common Stock	Percent of Class	Preferred Stock	Percent of Class
Aleksandr Shvarts	275,000	5.16%	4,080,000	28.30%
Alex Puzaitzer	200,000	3.75%	-	-
Andrew Tavel	-	-	50,000	0.35%
A & G Jewelers Inc.	50,000	0.94%	-	-
Boris Motovich	537,189	10.08%	200,000	1.39%
Boris Tantsky	80,000	1.50%	-	-
Charles Suitt	-	-	50,000	0.35%
Danny Vinokur	100,000	1.88%	-	-
David Kokakis	-	-	1,750,000	12.14%
Lev Paukman	1,046,807	19.65%	2,075,000	14.39%
Elan Kaufman	1,298,450	24.37%	2,575,000	17.86%
Eric Schwartz	275,000	5.16%	2,320,000	16.09%
FD Import	300,000	5.63%	-	-
Galina Goldberg	-	-	10,000	0.07%
Gennady Pomeranets	80,000	1.50%	500,000	3.47%
Andre Anikeyev	220,000	4.13%	150,000	1.04%
Kiril Zadov	-	-	10,000	0.07%
Matrix Alliance	384,000	7.21%	200,000	1.39%
Igor Fruman	-	-	50,000	0.35%
Michael Koifman	106,000	1.99%	-	-
Michael Novakhov	-	-	10,000	0.07%
Mikhail Buzukashvilli	-	-	5,000	0.03%
Nicole Caracappa	-	-	10,000	0.07%
Richard Larson	125,000	2.35%	-	-
Julia Milne	250,000	4.69%	100,000	0.69%
Viktor Lushin	-	-	10,000	0.07%
Vladimir Grjonko	-	-	10,000	0.07%
Yevgeny Morgovsky	-	-	150,000	1.04%
Yuri Pirag	-	-	100,000	0.69%
Yuriy Avezov	-	-	2,000	0.01%
Total	5,327,446	100.00%	14,417,000	100.00%

Note Holder	Amount of Note	Conversion Price	Conversion Shares
Danny Vinokur	$150,000.00	$0.30	500,000
David Kokakis	$110,000.00	$0.30	366,667
Andrey Anikeyev	$100,000.00	$0.30	333,333
Andrey Anikeyev	$100,000.00	$0.25	400,000
Anna Paukman	$117,000.00	$0.25	468,000
Anna Paukman	$50,000.00	$0.30	166,667
Michael Koifman	$40,000.00	$0.30	133,333
Dr. Lev Paukman	$50,000.00	$0.30	166,667
Dr. Elan Kaufman	$74,000.00	$0.25	296,000
Dr. Elan Kaufman	$56,000.00	$0.30	186,667
Dr. Elan Kaufman	$30,000.00	$0.30	100,000
Total	$877,000.00		3,117,333

Schedule 3.3

FHCS Shareholders

Shareholder	Common Stock	Issuance Date	FHCS Certificate No.
Teodoro F. Franco	400,633	11/3/03	1184
Teodoro F. Franco	1,000,000	12/31/03	1185
Teodoro F. Franco	5,040,000	2/6/07	1221
De Vincente & Gonzales	2,130,400	2/6/07	1222
Bric	4,590,000	2/6/07	1223
Total	13,161,033

Schedule 3.8

Form of Resignation

April   , 2007

Family Healthcare Solutions, Inc.
Via Simon Bolivar Edificio El Congrejo, Officina 22
Panama 0818-0031

Re:           Family Healthcare Solutions, Inc.
Resignation Letter

Dear Sir/Madam:

This letter hereby serves as my notification to Family Healthcare Solutions, Inc. (the “Company”) of my resignation from the Company, effective as of the date which is 10 calendar days following the mailing of an Information Statement on Schedule 14f-1 relating to the transaction (the “Transaction”) with the FHCS shareholders listed on Schedule 3.3 of the Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”); Mega Media Group, Inc., a New York Corporation, the Mega Media shareholders and note holders listed on Schedule 3.2 of the Exchange Agreement, from my positions as Sole Officer and Director.  This resignation is not due to a disagreement with the Company on any matter relating to the Company's operations, policies or practices and is in connection with the Transaction.

Very truly yours,

_______________________
Teodoro F. Franco